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                              201 Evans Lane  *  St. Louis, MO 63121-1126

For further information, please contact:
Daniel E. Kreher
314/553-4915


                         ENGINEERED SUPPORT SYSTEMS
                          COMPLETES ACQUISITION OF
                           SPACELINK INTERNATIONAL

         ST. LOUIS, MO., FEBRUARY 7, 2005, - ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) announced today that it has completed its previously announced acquisition of Spacelink International, LLC (Spacelink), a Dulles, Virginia-based firm involved in the design, integration, operation and maintenance of deployed satellite and wireless networks for the U.S. Department of Defense (DoD), the U.S intelligence community and other forward deployed federal agencies and multinational organizations worldwide. The transaction value of $151.5 million was comprised of $138.5 million in cash paid at closing and the issuance of 228,292 shares of restricted common stock valued at approximately $13 million, and is subject to certain post-closing adjustments. The Company financed the transaction with borrowings under its new $200 million unsecured credit facility which was finalized last week. The acquisition of Spacelink will be immediately accretive to earnings, contributing approximately $70 million to the Company's fiscal 2005 revenues for the post-closing period, according to GERALD A. POTTHOFF, VICE CHAIRMAN, CEO AND PRESIDENT of Engineered Support.

Serving the fast-growing market for satellite services and satellite ground equipment that approaches $80 billion worldwide, Spacelink has grown at a rapid rate, quadrupling its revenues in the past four years alone. For calendar 2004, the privately-owned firm generated revenues of approximately $95 million, delivering strong operating profit margins of approximately 15%. The vast majority of this business was with defense and various agencies of the U.S. government; and Spacelink remains well-positioned to capitalize on expected spending increases to support deployed forces around the globe.

Commenting on the acquisition, Potthoff stated, "We are pleased to have consummated the Spacelink transaction and are excited about its business growth prospects in the expanding field of satellite communications support for the military. The business development synergies existing between Spacelink and our TAMSCO operation are huge; and we believe that by joining forces we will truly take a leadership position in this robust market. Our collective track record within the DoD community in providing rapid, responsive, end-to-end turnkey solutions to deployed defense and intelligence forces worldwide remains a key discriminator in successfully winning and executing these demanding satellite telecommunications projects for our customers.

We look forward to leveraging Spacelink's and TAMSCO's existing customer relationships, contractual vehicles and skilled personnel to further develop this fast-growing and profitable area of our Support Services business."

The purchase price is subject to certain adjustments to be finalized after closing, including an element of contingent consideration, capped at $28.7 million, based upon Spacelink's future financial performance over the next two fiscal years.



The Company will provide additional insight on the impact of the Spacelink transaction as well as the recently completed acquisition of Prospective Computer Analysts Incorporated (PCA) on its 2005 financial forecast as part of its earnings announcement for the first quarter ended January 31, 2005 to be issued pre-market opening on February 22, 2005.

Engineered Support Systems, Inc. designs, manufactures and supplies integrated military electronics, support equipment and technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected government and intelligence agencies. The Company also produces specialized equipment and systems for commercial and industrial applications. For additional information, please visit the Company's website at www.engineeredsupport.com.

Certain statements in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.




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